Edward B. Alexander
Vice President of Finance
(904) 249-4197								September 8, 1997



Family Steak Houses of Florida, Inc. (NASD:RYFL) announced today that it has filed suit against Bisco Industries, Inc., Glen F. Ceiley and the Bisco Industries, Inc. Profit Sharing and Savings Plan. The suit alleges that Bisco violated numerous federal securities laws in its hostile bid to take over Family Steak Houses of Florida, Inc. The suit also asks the Court to declare that Bisco, Ceiley and certain other shareholders have been acting in concert with respect to the takeover, and have therefore triggered certain provisions of the Company's Shareholder Rights Agreement.

Lewis E. Christman, Jr., President and CEO of Family Steak Houses of Florida, Inc., stated that: "The Company regrets having to resort to litigation. However, since Bisco and Ceiley have apparently violated federal securities laws, and we believe such activities will continue, the Company has no alternative but to pursue litigation in order to protect
the Company and its shareholders.   Bisco's efforts have resulted in a waste
of the Company's time and money, which resources could have been better used to benefit the Company and its shareholders. As a result, the Board of Directors has determined that it is in the Company's best interest to seek to put a stop to Bisco's ongoing, harassing and costly takeover efforts.

In light of the fact that litigation is now pending, the Company is unable to comment further on the matter at this time.